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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of Terra Industries Inc. on Form S-1 of our report dated February 3, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for major maintenance turnarounds and post-employment benefits effective January 1, 1994), appearing in the Prospectus, which is part of this Registration Statement and of our report dated February 3, 1997 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
June 12, 1997